UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                               SCHEDULE 13G


                 Under the Securities Exchange Act of 1934

                       (Amendment No. _____5_____)*


                  Healthsouth Rehabilitation Corporation
                             (Name of Issuer)

                       COMMON STOCK, $0.01 PAR VALUE
                      (Title of Class of Securities)

                                 421924101
                              (CUSIP Number)


    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates Inc.
   13-3131718

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)

                                                (b)


3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            3,524,016 shares
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          259,050 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       3,913,616 shares

                    8  SHARED DISPOSITIVE POWER

                       1,121,314 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,034,930 shares


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    3.2%

12  TYPE OF REPORTING PERSON

    IA, CO

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Asset Management, Inc.
   13-29256626

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)

                                                (b)


3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          70,250 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       932,514 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     932,514 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.6%

12  TYPE OF REPORTING PERSON

    IA, CO

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Stamford Advisers Corp.
   13-3421430

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)

                                                (b)


3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          176,800 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       176,800 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     176,800 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.1%

12  TYPE OF REPORTING PERSON

    IA, CO

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates L.P.
   13-3717850

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)

                                                (b)


3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          12,000 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       12,000 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,000 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    .01%

12  TYPE OF REPORTING PERSON

    IA, PN

Item 1(a) NAME OF ISSUER:

     Healthsouth Rehabilitation Corporation

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     Two Perimeter Park South
     Birmingham, Alabama  35243

Item 2(a) NAME OF PERSON FILING:

     See Item 1 of the cover pages attached hereto

Item 2(b) Address of Principal Business Office, or if none, residence:

     55 East 52nd Street
     New York, New York  10055

Item 2(c) CITIZENSHIP:

     See Item 4 of the cover pages attached hereto

Item 2(d) TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $0.01

Item 2(e) CUSIP NUMBER:

          421924101

Item 3 Forstmann-Leff Associates Inc., a New York corporation, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Asset Management, Inc. is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates Inc. Stamford Advisers Corp. is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates Inc. Forstmann-Leff Associates L.P. is a registered investment adviser under the Act. FLA Asset Management, Inc. is the general partner of Forstmann-Leff Associates L.P.

Item 4    OWNERSHIP:

     (a)  Amount beneficially owned:
          See Item 9 of the cover pages attached hereto

     (b)  Percent of Class:
          See Item 11 of the cover pages attached hereto

     (c)  See Items 5 through 8  of the cover pages attached hereto

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     This statement is being filed to report the fact that as of December 31, 1996, the reporting persons have ceased to be the beneficial owners of more than 5% of the class of securities.

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
          COMPANY:

          Not Applicable




Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not Applicable

Item 9    NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

Item 10   CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1997

                                   FORSTMANN-LEFF ASSOCIATES INC.


                                   By:  /s/ Peter A. Lusk
                                   Peter A. Lusk
                                   Chief Operating Officer


                                   FLA ASSET MANAGEMENT, INC.


                                   By:  /s/ Peter A. Lusk
                                   Peter A. Lusk
                                   Executive Vice President
                                   and Chief Operating Officer


                                   STAMFORD ADVISORS CORP.


                                   By:  /s/ Peter A. Lusk
                                   Peter A. Lusk
                                   Vice President/Secretary


                                   FORSTMANN-LEFF ASSOCIATES L.P.


                                   By:  FLA Asset Management, Inc.,
                                        General Partner


                                   By:  /s/ Peter A. Lusk
                                   Peter A. Lusk
                                   Executive Vice President
                                   and Chief Operating Officer

                                                                  Exhibit A


                                 AGREEMENT

     The undersigned, Forstmann-Leff Associates Inc., FLA Asset Management, Inc., Stamford Advisers Corp. and Forstmann-Leff Associates L.P., agree that the statement to which this exhibit is appended is filed on behalf of each of them.


February 13, 1997


                         FORSTMANN-LEFF ASSOCIATES INC.


                         By:  /s/ Peter A. Lusk
                         Peter A. Lusk
                         Chief Operating Officer


                         FLA ASSET MANAGEMENT, INC.


                         By:  /s/ Peter A. Lusk
                         Peter A. Lusk
                         Executive Vice President
                         and Chief Operating Officer


                         STAMFORD ADVISERS CORP.


                         By:  /s/ Peter A. Lusk
                         Peter A. Lusk
                         Vice President/Secretary

                         FORSTMANN-LEFF ASSOCIATES L.P.


                         By:  Fla Asset Management, Inc.


                         By:  /s/ Peter A. Lusk
                              Peter A. Lusk
                              Executive Vice President
                              and Chief Operating Officer